UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3199675
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

PMI Plaza, 3003 Oak Road Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Preferred Stock Purchase Rights	New York Stock Exchange
Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by The PMI Group, Inc. (the “Company”) with the Securities and Exchange Commission on August 13, 2010, relating to the Tax Benefits Preservation Plan between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), dated as of August 12, 2010 (the “Original Plan”). Such Registration Statement on Form 8-A is hereby incorporated by reference herein.

On February 17, 2011, the Company entered into the Amended and Restated Tax Benefits Preservation Plan, between the Company and the Rights Agent (as amended, the “Amended Plan”), which amends and restates the Original Plan.

The Original Plan will expire on August 11, 2011 (unless such date is advanced). In order to extend the expiration date of the Original Plan, the Original Plan was amended and restated in its entirety. Specifically, the amendments:

•	extend the final expiration date of the Amended Plan to February 16, 2014;
•

provide that the Amended Plan will expire if the Company’s Board of Directors determines that a limitation on the use of tax benefits under Section 382 of the Internal Revenue Code of 1986, as amended, would no longer be material to the Company;

•	provide that the Amended Plan will expire on August 11, 2011 if stockholder approval of the Amended Plan has not been received before such time; and
•	provide that the Company’s Board of Directors will consider at least annually whether to permit the Amended Plan to expire.

All of the other terms of the Amended Plan remain the same as the Original Plan. The Amended Plan will be submitted to the Company’s stockholders for approval at the Company’s 2011 annual meeting.

The foregoing summary is not a complete description of the Amended Plan and is qualified in its entirety by reference to the full text of the Amended Plan, which is filed as Exhibit 4.1 to this Form 8-A/A and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Tax Benefits Preservation Plan, dated as of February 17, 2011, between The PMI Group, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Certificate of Designation of Series A Participating Preferred Stock of The PMI Group, Inc. as Exhibit A, the Summary of Terms of the Amended and Restated Tax Benefits Preservation Plan as Exhibit B and the Form of Right Certificate as Exhibit C (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed February 22, 2011).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE PMI GROUP, INC.

February 22, 2011	By:	/s/ Donald P. Lofe, Jr.
	Name:	Donald P. Lofe, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer